EXHIBIT 5.1
                                                                     -----------


                             GREENBERG TRAURIG, LLP
                                MetLife Building
                           200 Park Avenue, 15th Floor
                            New York, New York 10166


                                                                January 27, 2005


OmniCorder Technologies, Inc.
125 Wilbur Place, Suite 120
Bohemia, New York 11716

Dear Sirs:

         We are acting as counsel to OmniCorder Technologies, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form SB-2, filed on January 26, 2005 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), covering (i) 3,500,000 transferable subscription rights (the "Rights") to be distributed in connection with a rights offering (the "Rights Offering") by the Company to the holders of record as of the close of business on the record date declared by the Board of Directors (the "Holders") of its Common Stock, par value $0.001 per share (the "Common Stock") to purchase up to 3,500,000 shares of the Company's series A convertible preferred stock, (ii) up to 3,181,818 shares of Common Stock issuable upon the conversion of the series A convertible preferred stock, (iii) 1,409,091 shares of Common Stock issuable upon conversion of 1,550,000 shares of series A convertible preferred stock issued in a private placement completed by the Company in December 2004 (the "December 2004 Private Placement") and (iv) 465,000 shares of common stock issuable upon the exercise of warrants issued in the December 2004 Private Placement.

         We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

         Based upon the foregoing, we are of the opinion that:

         (i) The Rights to be issued by the Company have been duly authorized and, when issued by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors, will be legally issued, fully paid and nonassessable.

         (ii) The shares of series A convertible preferred stock to be issued and sold by the Company have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors, will be legally issued, fully paid and nonassessable.

         (iii) The shares of Common Stock are duly authorized, and when issued upon conversion of the shares of series A convertible preferred stock and upon the exercise of the warrants in accordance with their respective terms, will be legally issued, fully paid and nonassessable.



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OmniCorder Technologies, Inc.
January 27, 2005
Page 2


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                                    Very truly yours,

                                                    /s/Greenberg Traurig, LLP

                                                    GREENBERG TRAURIG, LLP